Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-31674, 33-50301, 33-62155, 333-01519, 333-02353, 333-26961, 333-26963, 333-86983, 333-86985, 333-86987, 333-75524, and 333-97121 on Form S-8 and Registration Statements Nos. 333-22867 and 333-69500 on Form S-3 of our reports dated January 27, 2003 (which express an unqualified opinion and include an explanatory paragraph referring to the Company’s change in 2002 in its accounting method for energy trading contracts) appearing and incorporated by reference in this Annual Report on Form 10-K of AGL Resources Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 19, 2003